Avantair Expands Board of Directors with the Addition of Lorne Weil and Appoints Robert J. Lepofsky Chairman

CLEARWATER, Fla. – November 3, 2010 — Avantair, Inc. (OTCBB: AAIR), the industry leader of fractional aircraft ownership and flight hour time cards in the light-jet cabin category and the only publicly traded stand-alone private aircraft operator, today announced Lorne Weil has been appointed to its Board of Directors, effective November 1, 2010. Mr. Weil’s appointment expands the Board of Directors to eight members.

Avantair also announced that Robert J. Lepofsky, who has served as a member of Avantair’s Board of Directors since 2007, has been appointed as Chairman effective November 1, 2010. Mr. Lepofsky succeeds Barry Gordon, who will remain a Director of the Company.

“On behalf of the Company, I would like to welcome Lorne Weil as our newest Board member. With his extensive business background and an impressive career marked by public company leadership, strategic planning and corporate development, Lorne adds significantly to the depth and breadth of our Board,” said Chief Executive Officer Steven Santo. “We are also delighted that Bob Lepofsky has agreed to expand his role with our Company as non-executive Chairman. He has a track record of successfully guiding corporations through periods of substantial growth, global market expansion and enhanced financial performance in addition to his long history with Avantair.”

Mr. Lepofsky stated, “This evolution of our board represents a natural progression as Avantair moves to the next stage of growth and corporate development. The entire Board joins me in acknowledging the critical role that Barry Gordon has played in the Company over the past four years. He was a central figure in Avantair’s emergence as a public company and leader in the private aviation industry. We look forward to his ongoing engagement as a continuing member of our Board. On behalf of the Board, I would also like to welcome Lorne Weil. With a strong foundation of public company experience in both the consumer and technology sectors, he brings a unique perspective and important insights to our Board and our management team.”

Since 1991, Mr. Weil has been serving as Chairman of the Board of Scientific Games Corp. (Nasdaq: SGMS), a leading supplier of technology-based products and services to the worldwide gaming industry. Mr. Weil served as Chief Executive Officer of Scientific Games from April 1992 through December 2008 and President from August 1997 to June 2005. He is also a director of Sportech plc (LSE: SPO.l), a UK-based provider of sportsbetting technology, products and services. He is a member of the Board of Overseers of Columbia Business School, where he is also the Chairman of the Advisory Board of the Entrepreneurship Center. Mr. Weil was also the founder and president of Lorne Weil, Inc., a strategic planning and corporate development advisory firm servicing high-tech industries. Mr. Weil earned his undergraduate degree at the University of Toronto, an MS from the London School of Economics, and an MBA from Columbia University.

Mr. Lepofsky is currently the Chairman of Westcliff Capital Group, a private holding company and a professional Corporate Director with experience spanning large and small public, pre-IPO and private corporations. Mr. Lepofsky’s public company leadership experience includes having served as Chief Executive Officer of Brooks Automation, Inc. (Nasdaq: BRKS) from 2007 to 2010 and President and Chief Executive Officer of Helix Technology Corporation (formerly traded on the Nasdaq) from 1989 through 2004. He is a Trustee Emeritus of the Beth Israel Deaconess Medical Center where he chairs the Research Oversight Committee of the Board.

ABOUT AVANTAIR
Avantair, the sole North American provider of fractional shares, flight time cards and Axis Club Membership in the Piaggio Avanti aircraft, and the only publicly traded stand-alone private aircraft operator, is headquartered in Clearwater, FL, with approximately 450 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 55 aircraft, with another 52 Piaggio Avanti aircraft on order through 2013. For more information about Avantair, please visit: www.avantair.com.

Investor Relations Contact:
The Piacente Group, Inc.
Brandi Floberg
212-481-2050
aair@tpg-ir.com